Exhibit 99.2

March 25, 2005

Mr. Benjamin Hong

325 North Oakhurst Drive #504

Beverly Hills, CA  90210

Re:  Resignation

Dear Mr. Hong:

I am writing this letter at the request of the subcommittee of the Audit Committee (the “Subcommittee”) and the Board of Directors of Nara Bancorp, Inc.  It is with deepest regret that the Board of Directors is requesting that you resign immediately from the Board of Directors and the Committees of Nara Bancorp, Inc. (“Nara” or the “Company”).

As you are aware, with the enactment of the Sarbanes-Oxley Act of 2002, audit committees and board of directors of public companies have heightened responsibilities and we are left with no option but to deal harshly with misconduct.  The Audit Committee charter provides that the Audit Committee has the authority to “Conduct or authorize such inquiries within the Audit Committee’s scope of responsibility as the Committee deems appropriate.”  The Subcommittee commenced an investigation relating to the discovery of the letter dated October 10, 2002 from Thomas Chung to you (the “Letter”).  The Subcommittee, as authorized under the charter, employed independent counsel to investigate whether there was any wrongdoing or an appearance of wrongdoing as a result of the failure of certain management members to bring the Letter to the attention of the Audit Committee and the Company’s independent public accounting firm.  The Subcommittee’s independent counsel has concluded such wrongdoing occurred and has made a number of recommendations to the Subcommittee, which the Subcommittee accepted and in which the Board of Directors of the Company has concurred.

In addition, since the conduct caused the Company to file misleading financial statements with the Securities and Exchange Commission, the Company, pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, is required to request that you reimburse bonuses paid to you for the relevant times and profits you earned from stock sales during the same periods.

While we appreciate the significant contribution that you have made to Nara Bancorp in the past, due to the fact that you were directly involved in the misconduct and the serious nature of the misconduct, the Subcommittee and the Board of Directors have no option but to request that you resign from the Board of Directors of Nara Bancorp and its committees.  The Board of Directors of Nara Bancorp has taken such action to remove you from the Board of Directors of Nara Bank and its committees effective immediately.

We have included for your convenience a resignation letter.  We would appreciate your response as soon as possible.

Very truly yours,

/s/ Dr. Chong-Moon Lee

Dr. Chong-Moon Lee